EXHIBIT  4.38


                    Receivable  Factoring  Agreement


FACE  AMOUNT                                              $100,000
DEBENTURE  PURCHASE  PRICE                                $100,000
ISSUANCE  DATE                                      June  8,  2005
MATURITY  DATE                                     June  22,  2005

     FOR VALUE RECEIVED,  NeWave, Inc., a Utah corporation (the "Company"), (OTC
BB: NWWV) hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, II, L.P. (the "Holder") by June 22, 2005 (the "Maturity Date"), or earlier, the face amount of One Hundred Thousand dollars ($100,000) U.S., in such amounts, at such times and on such terms and conditions as are specified herein. All capitalized terms used, but not otherwise defined, herein shall have the respective definitions assigned thereto in this Agreement, dated June 8, 2005 (the "Agreement"), between the Company and the Holder.


Article  1          Method  of  Payment

     Final payment shall be made in the amount of $100,000 upon receipt of payment from Interactive Communications.

     Section  1.2  Prepayment

The Company shall make mandatory payments to the Holder as the funds become available from the Interactive Communications payment ("Collateral Receivables"). If the Company receives a check or wire from the Collateral Receivables, it must be immediately be sent to the Holder


Article  2             Unpaid  Amounts

     In the event that on the Maturity Date, any amounts on the Note remain, the Holder can exercise it's right to increase the Face Amount by two and one-half percent (2.5%) per month for each month that the Note remains unpaid, compounded daily, pro rate for partial periods. If the aforementioned occurs, the Company will be in Default and remedies as described in Article 6 may be taken at the Holder's discretion.

Article  3          Mergers
     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Article  4             Reports
     The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article  5          Defaults  and  Remedies

Section 5.1 Events of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Note within two (2) business days of the applicable Payment Date or Maturity Date, as applicable, in violation of the Threshold Amount upon redemption or otherwise, (b) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; (e) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board for in excess of five (5) consecutive trading days, As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (b) above is not an Event of Default until the holder of at least 25% of the aggregate principal amount of the Debentures outstanding notify the Company of such default and the Company does not cure it within three (3) business days after the receipt of such notice, unless the Company commences to cure such default within such period, which must specify the default, demand that it be remedied and state that it is a "Notice of Default". Prior to the expiration of the time for curing a default as set forth in the preceding sentence, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding (exclusive of Debentures then owned by the Company or any subsidiary or affiliate) may, on behalf of the holders of all of the Debentures, waive any past Event of Default hereunder (or any past event which, with the lapse of time or notice and lapse of time designated in subsection (a), would constitute an Event of Default hereunder) and its consequences, except a default in the payment of the principal of or interest on any of the Debentures (which may only be waived by consent of the holders all of the aggregate principal amount of the Debentures). In the case of any such waiver, such default or Event of Default shall be deemed to have been cured for every purpose of this Debenture and the Company and the holders of the Debentures shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

In the event of Default the Holder shall have the right to either a) switch any remaining amount left on the Debenture to the same terms and conditions as Note June- 2005-101 dated June 2, 2005 or ,b) attach any other Receivables listed as current by the Company and attach them as Collateral Receivable as defined in
Section 1.2 above or c) switch any remaining amount left on the Debenture ("Residual Amount") to a 3 Year ("Convertible Maturity Date"), 10% interest bearing Convertible Debenture at the terms described in Section option for accelerated effectiveness of the registration

Section  6.2  Conversion  Privilege

(a) The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and which is before the close of business on the Convertible Maturity Date.
The number of shares of Common Stock issuable upon the conversion of this Convertible Debenture shall be determined pursuant to Section 6.3 and rounding the result to the nearest whole share.

(b) This Convertible Debenture may be converted, whether in whole or in part at any time and from time to time.

(c) In the event all or any portion of this Convertible Debenture remains outstanding on the Convertible Maturity Date, the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 6.3.

     Section  6.3  Conversion  Procedure.

     The face amount of this Convertible Debenture may be converted, in whole or in part, any time and from time to time following the Convertible Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, this Convertible Debenture to be converted together with a facsimile or original of the signed Notice of Conversion which evidences Holder's intention to convert the Convertible Debenture indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Convertible
Debenture(s) to be converted are received by the Company within five (5) business days thereafter. At such time that the original Convertible Debenture has been received by the Company, the Holder can elect to whether a reissuance of the Convertible Debenture is warranted, or whether the Company can retain the Convertible Debenture as to a continual conversion by Holder. Notwithstanding the above, any Notice of Conversion received by 4:00 P.M. EST, shall be deemed to have been received the previous business day. Receipt being via a confirmation of time of facsimile of the Holder.

(a) Common Stock to be Issued. Upon the conversion of any Convertible Debentures and upon receipt by the Company or its attorney of a facsimile or original of Holder's signed Notice of Conversion the Company shall instruct its transfer agent to issue stock certificates without restrictive legend or stop transfer instructions, if at that time the aforementioned registration statement has been declared effective (or with proper restrictive legend if the registration statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company shall act as registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein and subject to applicable law.

(b) Conversion Rate. Holder is entitled to convert the residual amount of this Convertible Debenture, plus accrued interest, anytime following the Closing
     Date, at the lesser of (i) 75% of the average of the lowest closing bid price during the fifteen (15) trading days prior to the Conversion Date or (ii) 100% of the average of the closing bid prices for the twenty (20) trading days immediately preceding the Convertible Closing Date ("Fixed Conversion Price"), each being referred to as the "Conversion Price". No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(c) Nothing contained in the Convertible Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

(d) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. Holder shall be treated as a shareholder of record on and after the conversion date. If the Holder shall designate another person as the entity in the name of which the stock certificates issuable upon conversion of the Convertible Debenture are to be issued, prior to the issuance of such certificates the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. Upon surrender of any
     Convertible Debentures that are to be converted in part, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, if so requested in writing by Holder.

(e) Within five (5) business days after receipt of the documentation referred to above in Section 6.2, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within five (5) business days after the Conversion Date, then in such event the Company shall pay to Holder one percent (1%) in cash, of the dollar value of the Convertible Debentures being converted, compounded daily, per each day after the fifth (5th)business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

           The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Convertible Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

            The Company shall make any payments incurred under this Section in immediately available funds within five (5) business days from the date the Common Stock is fully delivered.

(f) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by all Holders of the entire amount of Convertible Debentures then outstanding. If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Convertible Debentures requested to be converted but not converted (the "Unconverted Convertible Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Convertible Debentures, by facsimile, within three (3) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

     The Company agrees to pay to all Holders of outstanding Convertible Debentures payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Convertible Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Convertible Debentures that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Convertible Debentures by the fifth day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in Section 6.3(c) at any time after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

(g) If, by the fifth (5th) business day after the Conversion Date of any portion of the Convertible Debentures to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.


Article  7     Additional  Financing:

     The Company shall not, directly or indirectly, without the prior written consent of Dutchess Private Equities Fund, L.P., offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition) any of its Common Stock or securities convertible into Common Stock, or issue or increase the debt (other than trade debt or debt pursuant to existing credit facilities) (a "Subsequent Financing") for a period of 135 days after the Closing Date or Convertible Closing Date, unless the Debenture has been paid in full. Notwithstanding the foregoing, the Company shall be entitled to issue shares of Common Stock in connection with any Exempted Transaction (as hereinafter defined). Any additional increase in debt by the Company shall be used as a Prepayment to the Holder as described in
Section 1.2. Any breach of this section shall be considered an event of Default. For purposes hereof, "Exempted Transaction" shall mean the issuance of any securities pursuant to outstanding options, warrants and convertible or exchangeable securities, the issuance of securities to consultants and professionals in satisfaction in whole or in part of obligations for services rendered or to be rendered, the incurrence of trade indebtedness (other than trade debt or debt pursuant to existing credit facilities), and securites issued during that time frame shall not have piggyback or demand registration rights and will have a one year hold.


Article  8     Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:
Michael  Hill,  Chief  Executive  Officer
NeWave,  Inc.
404  EAST  1ST  STREET,  #1345
LONG  BEACH,  CA  90802
Telephone:  (562)  983-5331
Facsimile:  (562)  964-9232




If  to  the  Investor:

     Dutchess  Private  Equities  II
     Douglas  Leighton
     312  Stuart  Street,  Third  Floor
     Boston,  MA  02116

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article  9     Time
     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.

Article  10     No  Assignment
     This  Debenture  shall  not  be  assignable.

Article  11     Rules  of  Construction.
     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article  12     Governing  Law
     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Massachusetts.

Article  13     Litigation

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.


Article  14      Conditions  to  Closing

     The Company shall have delivered the proper Collateral to the Holder before Closing. The Securities and Exchange will have declared the registration statement effective for the Investment Agreement with Dutchess Private Equities Fund, II, LP.

Article  15      Reserved


Article  16      Indemnification

     In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of the Debenture hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of their shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES'), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Debenture, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Debenture or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or based on illegal or alleged illegal trading of the Shares by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.


     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

      NeWave,  Inc

                         By:     /s/  Michael  Hill
                                 ------------------
                         Name:     Michael  Hill
                         Title:     President


                              DUTCHESS  PRIVATE  EQUITIES  FUND,  L.P.
                              BY  ITS  GENERAL  PARTNER  DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC



                         By:     /s/  Douglas  H.  Leighton
                                 --------------------------
                         Name:     Douglas  H.  Leighton
                         Title:     A  Managing  Member